                                                                    EXHIBIT 12.1

                                 FRANKLIN COVEY

           RATIO OF FIXED CHARGES AND PREFERRED DIVIDENDS TO EARNINGS

                                 (IN THOUSANDS)

                                                                            FISCAL YEAR ENDED AUGUST 31,
                                                       NINE     ----------------------------------------------------
                                                      MONTHS
                                                      ENDED
                                                     5/29/99      1998       1997       1996       1995       1994
                                                     --------   --------   --------   --------   --------   --------
Earnings:
Consolidated Net Income............................   12,875     40,058     38,865     34,239     38,746     30,917
Add:
  Cumulative effect of accounting change...........               2,080
  Income taxes.....................................    9,323     29,893     27,498     24,002     25,484     20,078
  Interest expense.................................    7,290      8,316      2,344        630        578        885
  Long-term lease expense..........................   12,982     16,777     11,734      8,925      5,587      3,710
                                                      ------     ------     ------     ------     ------     ------
Earnings available for fixed charges...............   42,470     97,124     80,441     67,796     70,395     55,590
                                                      ======     ======     ======     ======     ======     ======
Fixed Charges:
  Interest expense.................................    7,290      8,316      2,344        630        578        885
  Long-term lease expense..........................   12,982     16,777     11,734      8,925      5,587      3,710
                                                      ------     ------     ------     ------     ------     ------
Total fixed charges................................   20,272     25,093     14,078      9,555      6,165      4,595
                                                      ======     ======     ======     ======     ======     ======
Ratio of fixed charges to earnings.................     0.48x      0.26x      0.18x      0.14x      0.09x      0.08x